Exhibit 99.1
NEWS RELEASE
COMMERCE ENERGY REPORTS FISCAL 2006 THIRD QUARTER RESULTS
COSTA MESA, CA - June 13, 2006 - Commerce Energy Group, Inc. (AMEX: EGR), a leading U.S. electricity and natural gas marketing company, today announced results for its third quarter and nine months ended April 30, 2006.
Third Quarter Fiscal 2006 Results
The Company reported net income of $1.0 million, or $0.03 per share, for the third quarter of fiscal 2006, compared with a net loss of $1.3 million, or $0.04 per share, for the third quarter of fiscal 2005. Third quarter results of fiscal 2006 reflect the benefits of higher gross profit and significantly lower general and administrative expenses, items that more than offset the impact of higher sales and marketing expenses related to the Company’s increased customer acquisition initiatives.
“The third quarter was a solid period of financial performance for Commerce Energy,” said Steven S. Boss, chief executive officer. “Our higher gross profits and reduced operating expenses in the third quarter compared with the third quarter of last year demonstrate the impact of our efforts toward our goal of immediate and sustainable growth. We are pleased to rebound from a disappointing second quarter with this strong quarter of performance. Additionally, and more importantly, we are excited by the recent success that our customer acquisition efforts are having in our targeted growth markets.”
Net revenues for the third quarter of fiscal 2006 were $57.8 million, a $10.7 million decrease from the third quarter of fiscal 2005, driven primarily by the impact of a $9.0 million decrease in retail electricity sales in Pennsylvania and Michigan, and a decrease of $5.6 million in wholesale excess electricity sales. These decreases were partially offset by higher retail electricity sales in California and Texas and higher natural gas sales revenues.
Gross profit for the third quarter of fiscal 2006 totaled $8.1 million, a 5% increase from $7.7 million in the third quarter of fiscal 2005. For the third quarter of fiscal 2006, gross profit was comprised of $3.7 million from electricity and $4.4 million from natural gas. Gross profit from electricity for the third quarter of fiscal

2006 declined $1.0 million from the comparable quarter of fiscal 2005, reflecting lower retail sales volumes partly offset by higher variable sales prices during the third quarter of fiscal 2006. Gross profit for natural gas increased $1.4 million, a 47% increase from the third quarter of fiscal 2005 due largely to higher gross profit margins on variable priced sales contracts.
Selling and marketing expenses for the three months ended April 30, 2006, increased $0.2 million, or 13%, from the comparable three months last year, reflecting higher telemarketing, advertising and direct mail costs related to the Company’s increased customer acquisition initiatives partly offset by lower commission expenses. Sales commission expenses declined $0.4 million due primarily to ACN’s cancellation of the Sales Agency Agreement with the Company effective February 9, 2006. General and administrative expenses decreased $2.1 million, or 26%, from the comparable quarter of fiscal 2005, reflecting lower bad debt and legal expenses and other corporate costs.
Year-to-Date Results for the Nine Months Ended April 30, 2006
The Company reported a net loss of $2.9 million, or $0.09 per share, for the nine months ended April 30, 2006, compared with a net loss of $3.7 million, or $0.12 per share, for the nine months ended April 30, 2005.
Net revenues for the nine months ended April 30, 2006, were $194.8 million, a 4% increase from the comparable prior-year period. The increase in net revenues was primarily attributable to the February 2005 addition of the ACN Energy Assets, partly offset by lower sales volumes in the Company’s traditional electricity markets in Pennsylvania and Michigan and lower excess electricity sales. Excess electricity sales for the nine months ended April 30, 2006, decreased to $7.0 million compared to $27.7 million for the comparable period in 2005. This decrease reflects the impact of a sale in January 2005 of $9.3 million of electricity supply contracts in Pennsylvania and lower sales of electricity in California and Pennsylvania in the wholesale supply markets.
Gross profit for the nine months ended April 30, 2006, was $20.1 million, a 14% decrease from $23.3 million for the same period in fiscal 2005. The decrease primarily reflects the impact of a $7.2 million gain in January 2005 from the sale of the electricity supply contracts in Pennsylvania, partly offset by higher gross profit for the nine months ended April 30, 2006, in California and Pennsylvania resulting from higher electricity sales prices.
Selling and marketing expenses for the nine months ended April 30, 2006, were $0.4 million higher than the comparable nine months ended April 30, 2005, due to increased customer acquisition expenses, partly offset by lower salary expenses. General and administrative expenses for the nine months ended April 30, 2006, decreased $2.7 million from the nine months ended April 30, 2005, reflecting a decrease of $4.1 million in employment-related settlements and severance costs and lower bad debt and corporate expenses, offset in part by added direct costs related to the acquired operations of the ACN Energy Assets.
Liquidity
At April 30, 2006, the Company had unrestricted cash and cash equivalents of $22.8 million and no debt. Credit terms from energy suppliers often require the Company to post collateral against its energy purchases and against its credit exposure under forward supply contracts. Historically, any such collateral obligations were funded with available cash and as of April 30, 2006, the Company had $12.9 million in restricted cash and cash equivalents to secure supplier letters of credit and $7.4 million in deposits principally pledged as collateral in connection with utility operating requirements.
On June 8, 2006, the Company entered into a three-year credit facility with Wachovia Capital Finance Corporation. The facility provides up to $50 million for the issuance of letters of credit and for revolving working capital loans, subject to the limits of a defined borrowing base.
About Commerce Energy Group, Inc.
Commerce Energy Group, Inc. (AMEX: EGR) is a leading independent U.S. electricity and natural gas marketing company, operating through its wholly owned subsidiaries, Commerce Energy, Inc. and Skipping Stone Inc. Commerce Energy, Inc. is a FERC-licensed unregulated retail marketer of natural gas and electricity to homeowners, commercial and industrial consumers and institutional customers operating in nine states. Skipping Stone is an energy consulting firm serving utilities, pipelines, merchant trading and technology companies. For more information, visit www.commerceenergygroup.com.

Contacts:	Commerce Energy Group, Inc. Linda Ames Corporate Communications (800) 962-4655	PondelWilkinson Inc. Cecilia Wilkinson/Wade Huckabee 310-279-5980 cwilkinson@pondel.com whuckabee@pondel.com

Forward Looking Statements
Except for historical information contained in this release, statements in this release, including those of Mr. Boss, may constitute forward-looking statements regarding the company’s assumptions, projections, expectations, targets, intentions or beliefs about future events. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,” “may,” “could” or similar expressions identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. Commerce Energy Group, Inc. cautions that while such statements are made in good faith and the company believes such statements are based upon reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records, and other data available from third parties, the company cannot assure that its projections will be achieved. In addition to other factors and matters discussed from time to time in our filings with the U.S. Securities and Exchange Commission, or the SEC, some important factors that could cause actual results or outcomes for Commerce Energy Group, Inc. or its subsidiaries to differ materially from those discussed in forward-looking statements include: the volatility of the energy market, competition, operating hazards, uninsured risks, failure of performance by suppliers and transmitters, changes in general economic conditions, seasonal weather or force majeure events that adversely effect electricity or natural gas supply or infrastructure, decisions by our energy suppliers requiring us to post additional collateral for our energy purchases, increased or unexpected competition, adverse state or federal legislation or regulation or adverse determinations by regulators, including failure to obtain regulatory approvals. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, Commerce Energy Group, Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.
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(Tables Follow)

Commerce Energy Group, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2006	2005	2006	2005
Net revenues	$57,755	$68,478	$194,777	$188,022
Direct energy costs	49,643	60,767	174,664	164,741

Gross profit	8,112	7,711	20,113	23,281
Selling and marketing expenses	1,420	1,258	3,346	2,986
General and administrative expenses	5,911	7,993	20,367	23,029

Income (loss) from operations	781	(1,540)	(3,600)	(2,734)
Other income and expenses:
Initial formation litigation expenses	—	—	—	(1,601)
Interest income, net	221	221	710	626

Net Income (loss)	$1,002	$(1,319)	$(2,890)	$(3,709)

Income (loss) per common share — Basic	$0.03	$(0.04)	$(0.09)	$(0.12)
Income (loss) per common share — Diluted	$0.03	$(0.04)	$(0.09)	$(0.12)

Weighted-average shares outstanding:
Basic	30,186	31,199	30,659	30,799

Diluted	30,328	31,199	30,659	30,799

Volume and Customer Count Data

	Three Months Ended April 30,		Nine Months Ended April 30,
	2006	2005	2006	2005
Electric — Thousand kilowatt-hour (kWh)	372,000	621,000	1,344,000	2,077,000
Natural Gas — Dekatherms (Dth)	1,646,000	1,826,000	4,485,000	1,826,000
Customer Count	125,000	150,000	128,000	150,000
Condensed Consolidated Balance Sheets
(in thousands)

	April 30, 2006	July 31, 2005
Assets
Cash and cash equivalents	$22,761	$33,344
Accounts receivable, net	26,113	27,843
Inventory	1,131	4,561
Other current assets	3,004	3,542

Total current assets	53,009	69,290
Restricted cash and cash equivalents	12,901	8,222
Deposits	7,448	11,347
Property and equipment, net	3,610	2,007
Goodwill, intangible and other assets	8,959	11,766

Total assets	$85,927	$102,632

Liabilities and stockholders’ equity
Accounts payable	$15,484	$25,625
Accrued liabilities	7,332	6,946

Total current liabilities	22,816	32,571
Total stockholders’ equity	63,111	70,061

Total liabilities and stockholders’ equity	$85,927	$102,632